Exhibit 10.3


                      PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of April 21, 1999 is between SABA ENERGY OF TEXAS, INC., a Texas corporation ("Seller"), with offices at 1603 Southeast 19th Street, Suite 202, Edmond, Oklahoma 73013, and ENERVEST ENERGY, L.P., a Delaware limited partnership ("Buyer") with offices at 1001 Fannin, Suite 1111, Houston, Texas 77002. Seller and Buyer are sometimes hereinafter collectively called the "Parties" and individually called a "Party."

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, upon and subject to the terms, conditions, reservations and exceptions hereinafter set forth, Seller's interest in and to certain oil and gas properties and other assets related thereto as further described hereinafter;

     NOW THEREFORE, for and in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1.     PROPERTY DESCRIPTION

1.1 The Interests. Subject to the terms, conditions, reservations and exceptions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver unto Buyer and Buyer shall purchase, receive, pay for and accept, as of 7:00 a.m. local time where the properties are located, January 1, 1999 (the "Effective Date"), all of Seller's right, title and interest in and to the following:

     1.1.1 the undivided interest set forth in Exhibit A-1 attached hereto and made a part hereof for all purposes, together with all of Seller's other right, title and interest in and to the oil, gas and mineral leases and other interests in oil and gas described in Exhibit A-2 including mineral, royalty and overriding royalty interests, and all rights, privileges and obligations appurtenant to those interests and leases (the "Leases");

     1.1.2 all rights and interests in any unit or pooled area in which the Leases are included, to the extent that these rights and interests arise from and are associated with the Leases, including without limitation all rights derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority;

     1.1.3 all oil, gas and condensate wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells and systems located on the Leases or lands unitized or pooled with the Leases;

     1.1.4 all equipment, facilities, pipelines, pipeline laterals, gathering systems, platforms, well pads, tank batteries, improvements, fixtures, inventory, spare parts, tools, materials and other personal property owned by Seller now or acquired by Seller as of the Effective Date on the Leases or used in developing or operating the Leases or producing, treating, storing, compressing, processing or transporting hydrocarbons on or from the Leases, including, without limitation, those items listed in Exhibit B attached hereto and made a part hereof for all purposes (the "Equipment");

     1.1.5 to the extent assignable or transferable all easements, rights-of-way, licenses, permits, servitudes, surface leases, and similar interests applicable to or used solely in operating the Leases, the lands unitized or pooled with the Leases, or the Equipment, including, but not limited to those described in Exhibit C attached hereto and made a part hereof for all purposes;

    1.1.6 to the extent assignable or transferable, all contracts and contractual rights, obligations and interests relating to the Leases or the lands unitized or pooled with the Leases or the Equipment, including, without limitation, unit agreements, farmout agreements, farm-in agreements, operating agreements, and hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements and surface leases, whether of record or not, including, without limitation those documents described in Exhibit D hereto (the "Contracts");

     1.1.7 all other tangibles, miscellaneous interests or other assets on or used in connection with the Leases, the Equipment and/or the Contracts, including, without limitation, all lease files, land files, well files, production records, division order files, abstracts, title opinions, and contract files, insofar as they are directly related to the items described in Sections 1.1.1 through 1.1.7 hereof.

Seller's interests in the assets described in Sections 1.1.1 through 1.1.7 above are hereinafter collectively called the "Interests".

1.2   Ownership of Production from the Interests Prior to the Effective Date.

    (i) Seller will own all merchantable oil, gas, condensate and distillate ("Hydrocarbons") produced from the Interests before the Effective Date. If, on the Effective Date, Hydrocarbons produced from the Interests before the Effective Date are stored in the Leases or unit stock tanks (the "Stock Tank Oil"), Buyer shall purchase from Seller the merchantable Stock Tank Oil above pipeline connections in the stock tanks at the weighted average price received for December 1998 production. Buyer shall pay Seller for the Stock Tank Oil as an adjustment to the Sale Price at Closing, as provided in Section 2.2 hereof.

  (ii) The Stock Tank Oil will be gauged and measured as of 7:00 a.m. local time where the Interests are located on the Effective Date. Seller and Buyer will accept the Lease or unit operator's tank gauge readings, meter tickets or other inventory records of the Stock Tank Oil.

1.3 Ownership of Production from the Interests After the Effective Date. Buyer will own all Hydrocarbons produced from the Interests on and after the Effective Date. Seller will sell, on Buyer's behalf, all Hydrocarbons produced from the Interests between the Effective Date and the Closing Date (as hereinafter defined), and Seller will credit Buyer for the proceeds of those sales as an adjustment at Closing, as provided in Section 2.2 hereof. Subject to any continuing sales obligations under the Contracts, Buyer may sell Hydrocarbons produced from the Interests on and after the Closing Date as it deems appropriate.

ARTICLE 2.  CONSIDERATION

2.1  Sale Price.

    2.1.1  Amount Due at Closing.

           (i) At Closing (as hereinafter defined), Buyer shall pay to or for the benefit of Seller the cash sum of Twelve Million Five Hundred Thousand UNITED STATES DOLLARS ($12,500,000 U.S.D.) for the Interests (the "Sale Price"), as adjusted pursuant to the terms of this Agreement and as herein set forth.

         (ii) A portion of the Sale Price shall be paid, at the direction of Seller, to Bank One Texas, N.A. in consideration for the contemporaneous delivery of fully executed releases of the BankOne Texas, N.A. mortgage and deed of trust together with the other related liens listed as item numbers 1 through 4 on Exhibit E hereto (the "Bank Releases"), each in form and content satisfactory to Buyer; and

(iii) The remainder of the Sale Price, as adjusted, less the amounts set forth in immediately preceding sub-part (ii) herein above shall be paid to Seller by wire transfer to a bank account to be designated by Seller in accordance with written instructions to be provided by Seller to Buyer no later than three (3) business days prior to the Closing.

2.1.2 Allocated Values. The Sale Price shall be allocated among the Interests as set forth in Exhibit F attached hereto and made a part hereof for all purposes. Neither Party will take any position in preparing tax returns that is inconsistent with the allocation of values set forth in Exhibit F, unless the Parties otherwise agree in writing. The value assigned to each portion of the Interests in Exhibit F is hereafter call the "Allocated Value" of such Interest.

2.1.3 Earnest Money. Concurrently with the execution of this Agreement, Buyer shall pay to Bank One Texas, N.A. into an interest bearing joint control account to be established by the Parties an earnest money deposit (the "Earnest Money") in the amount of One Million Two Hundred Fifty Thousand UNITED STATES DOLLARS ($1,250,000.00 U.S.D.) to assure Buyer's performance under this Agreement. If Seller and Buyer close the transaction contemplated by this Agreement, the Earnest Money together with any interest accrued thereon, will be applied to the Sale Price. If Buyer and Seller fail to close the transaction contemplated by this Agreement, Seller and Buyer will have the respective rights and obligations with respect to the Earnest Money set forth in Article 6 hereof.

2.1.4 Identification of Acquisition Funds. On or before thirty (30) days following the date of execution by all Parties of this Agreement, Buyer shall deposit into an account in Buyer's sole control at Bank One, N.A. the Sale Price less the Earnest Money.

2.2  Adjustments at Closing.

           2.2.1    Preliminary Settlement Statement.  At Closing, the Sale
Price
           will be adjusted as set forth in Sections 2.2.2 and 2.2.3. No later than five (5) business days prior to Closing, Seller will provide to Buyer a preliminary settlement statement identifying all adjustments to the Sale Price to be made at Closing (the APreliminary Settlement Statement@). Seller and Buyer acknowledge that some items in the Preliminary Settlement Statement may be estimates or otherwise subject to change in the Final Settlement Statement for the Interests to be prepared pursuant to Section 2.3 hereof.

           2.2.2 Upward Adjustments. The Sale Price will be increased by the following

               (i) all production expenses, operating expenses, overhead expenses under applicable operating agreements and capital expenditures paid by Seller or any affiliate of Seller in connection with the Interests (including, without limitation, royalties, minimum royalties, rentals and prepaid charges), to the extent they are attributable to operation of the Interests on and after the Effective Date;

               (ii) all proceeds attributable to the sale of Hydrocarbons from, and other income attributable to, the Interests on and after the Effective Date received by Buyer, to the extent they are attributable to the operation of the Interests before the Effective Date;

               (iii)     the value of the Stock Tank Oil as provided in Section
               1.2 hereof; and

               (iv) any other increases in the Sale Price agreed upon by Buyer and Seller as specified in this Agreement.

        2.2.3 Downward Adjustments. The Sale Price will be decreased by the following:

               (i) all actual production expenses, operating expenses, overhead expenses under applicable operating agreements and capital expenditures paid or incurred by Buyer in connection with the Interests (including, without limitation, royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to operation of the Interests before the Effective Date;

               (ii) all proceeds attributable to the sale of Hydrocarbons from and other income attributable to the Interests on and after the Effective Date received by Seller, to the extent they are attributable to the operation of the Interests on and after the Effective Date;

               (iii) the value of any unresolved Environmental Conditions and Title Defects as provided for in Article 5 hereof;

               (iv) all amounts necessary to release in full all vendor liens listed on Exhibit E hereto (other than amounts to be paid at the Closing in connection with the Bank Releases pursuant to Section 2.1.1(ii) hereof);

               (v) all amounts necessary to pay in full all unpaid operating and other expenses attributable to the Interests for all periods prior to the Effective Date as determined by the Parties prior to Closing; and

               (vi) the amount of revenues attributable to the interests of third parties in and to the Leases which interests are currently in non-pay status pending resolution of title or other problems affecting such interests, as set forth in Exhibit G attached hereto and made a part hereof for all purposes; and

               (vii) any other decreases in the Sale Price agreed upon by Buyer and Seller as specified in this Agreement.

2.3  Adjustments After Closing.

           2.3.1 Final Settlement Statement. Within ninety (90) days after Closing, Seller will prepare a final settlement statement for the Interests containing a final reconciliation of the adjustments to the Sale Price specified in Section 2.1 (the
           AFinal Settlement Statement@). However, the failure of Seller to complete the Final Settlement Statement within 90 days after Closing will not constitute a waiver of any right to an adjustment otherwise due. Buyer will have thirty (30) days after receiving the Final Settlement Statement to provide Seller with written exceptions to any items in the Final Settlement Statement that Buyer believes in good faith to be questionable.
           All items in the Final Settlement Statement to which Buyer does not except within the 30 day review period will be deemed to be correct.

           2.3.2 Payment of Post-Closing Adjustments. Any post-Closing adjustments to the Sale Price (including disputed items which have ultimately been resolved) will be offset against each other so that only one payment is required. The Party owing payment will pay the other Party the net post-Closing adjustment to the Sale Price within ten (10) days after the expiration of Buyer=s 30 day review period for the Final Settlement Statement. However, the payment of any disputed items will be subject to the further rights of the Parties under Section 2.3.3.

      2.3.3 Resolution of Disputed Items. After the completion and delivery of the Final Settlement Statement, the Parties agree to negotiate in good faith to attempt to reach agreement on the amount due with respect to any disputed items in the Final Settlement Statement. If the Parties agree on the amount due with respect to any disputed items, and a payment adjustment is required, the Party owing payment will pay the other Party within ten (10) days after the Parties reach agreement. If the Parties are unable to agree on the amount due with respect to any disputed items within sixty (60) days after Seller receives Buyer=s written exceptions to the Final Settlement Statement, then (i) the Parties will attempt to resolve their disagreement with respect to the disputed items by mediation, as provided in
           Section 11.14 hereof, and (ii) if the Parties are unable to resolve their disagreement over the disputed items by mediation, either Party may seek a judicial determination of the amount actually due in connection with the disputed items.

     2.4 Payment Method. Unless the Parties otherwise agree in writing, all payments under this Agreement shall be made by wire transfer in immediately available funds to an account designated by the Party receiving payment.

   2.5 Principles of Accounting. The Preliminary Settlement Statement and the Final Settlement Statement will be prepared in accordance with generally accepted accounting principles in the petroleum industry and with reasonable supporting documentation for each item in those statements.


ARTICLE 3. REPRESENTATIONS AND WARRANTIES

     3.1   Seller's Representations.    Seller represents and warrants to Buyer
     that the following statements are true and accurate as of the execution date of this Agreement, the Effective Date and the Closing Date.

           3.1.1 Corporate Authority. Seller is a duly organized corporation validly existing and in good standing under the laws of the State of Texas and is duly qualified to carry on its business in each of the states in which the Interests are located, and has full power and authority to enter into and perform pursuant to this Agreement according to its terms, except where the failure to so qualify and be in good standing will not have a material adverse effect. This Agreement has been duly executed and delivered by Seller.

           3.1.2 Requisite Approvals. Seller's execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action and will not violate or conflict with any agreement, law, rule, regulation, charter or other instrument governing either Seller's organization, management or business affairs or any instrument to which Seller is a party or is bound.

           3.1.3 Validity of Obligation. This Agreement and all other transaction documents executed and delivered on or before the Closing Date (i) have been duly executed by Seller=s authorized representatives; (ii) constitute the valid and legally binding obligations of Seller, and (iii) are enforceable against it in accordance with their respective terms.
           3.1.4 No Violation of Contractual Restrictions. The execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which Seller is a party or by which it is or the Interests are bound, except any provision contained in agreements customary in the oil and gas industry relating to (i) preferential rights to purchase all or any portion of an Interest; (ii) required consents to transfer and related provisions; (iii) maintenance of uniform interest provisions in joint operating agreements, and (iv) any other third party approvals or consents contemplated in this Agreement.

           3.1.5 No Violation of Other Legal Restrictions. The execution, delivery and performance of this Agreement does not violate any law, rule, regulation, ordinance, judgment, decree or order to which Seller is or the Interests are, or upon Closing will be, subject.

           3.1.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller=s actual knowledge, threatened against Seller.

           3.1.7 Broker=s Fees. Seller has not incurred any liability, contingent or otherwise, for brokers= or finders= fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

           3.1.8 Lawsuits and Claims. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to the best of its knowledge, threatened, against Seller before any governmental authority that impedes or is likely to impede Seller=s ability to consummate the transactions contemplated by this Agreement except as otherwise set forth in Exhibit H attached hereto and made a part hereof for all purposes.

           3.1.9 Permits. Seller holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the Interests (collectively, the APermits@). Seller is in compliance with the terms of the Permits, except where the failure to so comply would not have a material adverse effect on the Interests or on the ability of Seller to consummate the transactions contemplated hereby.

           3.1.10 Tax Partnerships. None of the Interests is subject to a tax partnership.

      3.1.11 Operations and Expenditures. With respect to the joint, unit or other operating agreements affecting the Interests, there are no outstanding calls or payments under authorities for expenditures concerning any single expenditure to be made by Seller in excess of $25,000 which are due or which Seller has committed to make and which have not been made.

       3.1.12 Prepayment Contracts. Seller is not contractually obligated by virtue of any prepayment arrangement under any contract for the sale of Hydrocarbons to deliver Hydrocarbons produced from the Interests at some future time without then or thereafter receiving full payment therefor.

           3.1.13 Taxes. All production, severance or similar taxes and assessments based on or measured by the production of Hydrocarbons or the receipt of proceeds therefrom attributable to the Interests have been properly paid.

       3.1.14 Call on Production. At the Closing Date no party shall have any call upon, option to purchase or similar rights under any agreement with respect to the production of Hydrocarbons from or attributable to the Interests.

           3.1.15   Status and Operation of the Leases.

               (i) The Leases are (i) in full force and effect in accordance with their respective terms, (ii) Seller is in substantial compliance with their respective terms regarding the payment of royalties, and (iii) Seller is not in default in the performance of any obligation on the part of Seller thereunder which could reasonably be expected to result in termination or cancellation thereof. To the best knowledge of Seller, no party has threatened or taken action to terminate or procure a judicial reformation of any Lease, except as otherwise set forth in Exhibit H hereto.

               (ii) To the best knowledge of Seller, except for funds properly suspended for good cause in a separate account maintained by Seller as set forth in Exhibit G hereto, Seller has not received any proceeds from the sale of Hydrocarbons from the Interests which are subject to potential refund.

               (iii) Seller is being paid, without bond or indemnity of any kind except the usual warranties found in division orders and Hydrocarbon sales contracts customarily used in the petroleum industry, for its interest in the proceeds of the sale of Hydrocarbons from the Leases.

               (iv) With respect to all Leases operated by Seller or an affiliate of Seller, and with respect to all Leases operated by unaffiliated third parties, to the best knowledge of Seller, all costs incurred in connection with the operation of the Leases have been fully paid and discharged in accordance with the terms of payment therefor except (i) normal expenses incurred within the previous sixty (60) days and as to which Seller has not yet been billed, (ii) costs that are being contested in good faith by Seller, or (iii) as otherwise set forth in Exhibit I attached hereto and made a part hereof for all purposes.

               (v) All material Contracts are in full force and effect, and neither Seller nor, to the best knowledge of Seller, any other party is in default thereunder in any material respect.

               (vi) To the best knowledge of Seller, no other party to any joint operating agreement or other Contract binding on the Interests is entitled to any adjustments of past accounts at the expense of Seller.

               (vii) Seller is not obligated, by virtue of a claim arising from Seller having prior to the Effective Date taken gas in excess of the volume to which Seller was entitled, to deliver Hydrocarbons produced from the Interests at some future time without then or thereafter receiving full payment therefore.

           3.1.16 Compliance with Laws. Seller has complied in all material respect with all laws applicable to the Interests except as otherwise set forth in Exhibit J attached hereto and made a part hereof for all purposes.

         3.1.17 Suitability of Equipment. To the best of Seller=s knowledge, all of the Equipment has been maintained in a good and workmanlike manner in accordance with normal industry standards, excepting normal wear and tear and obsolescence. Nevertheless, the Parties agree that all Equipment will be sold and conveyed to Buyer AAS IS, WHERE IS WITH ALL FAULTS@, and SELLER HEREBY DISCLAIMS, WITH RESPECT TO THE EQUIPMENT, ANY AND ALL WARRANTIES
           OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         3.1.18 Accuracy of Information Furnished. The Contracts and Records (as hereinafter defined) to which Buyer has been provided access include all contracts, agreements and other legally binding commitments in Seller=s possession that are related to the Interests. To best knowledge of Seller, the information contained in such Contracts and Records and all other information furnished to Buyer in connection with the transaction contemplated hereby is true.

     3.2   Buyer's Representations.     Buyer represents and warrants to Seller
     that the following statements are true and accurate as of the execution date of this Agreement, the Effective Date and the Closing Date.

           3.2.1 Partnership Authority. Buyer is a duly organized limited partnership validly existing and in good standing under the laws of the State of Delaware, is duly qualified to carry on its business in the state in which the Interests are located, and has full power and authority to enter into and perform pursuant to this Agreement according to its terms, except where the failure to go qualify and be in good standing will not have a material adverse effect. This Agreement has been duly executed and delivered by Buyer.

           3.2.2 Requisite Approvals. Buyer's execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership action and will not conflict with or violate any agreement, law, rule, regulation, ordinance, charter or other instrument governing either Buyer's organization, management or business affairs or any instrument to which Buyer is a party or by which Buyer is bound.

           3.2.3 Validity of Obligation. This Agreement and all other transaction documents executed and delivered on or before the Closing Date (i) have been duly executed by Buyer=s authorized representatives; (ii) constitute the valid and legally binding obligations of Buyer, and (iii) are enforceable against it in accordance with their respective terms.

           3.2.4 No Violation of Contractual Restrictions. The execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which Buyer is a party or by which it is bound, except any provision contained in agreements customary in the oil and gas industry relating to:
           (i) preferential rights to purchase all or any portion of an Interest; (ii) required consents to transfer and related provisions; (iii) maintenance of uniform interest provisions in joint operating agreements, and (iv) any other third party approvals or consents contemplated in this Agreement.

           3.2.5 No Violation of Other Legal Restrictions. The execution, delivery and performance of this Agreement does not violate any law, rule, regulation, ordinance, judgment, decree or order to which Buyer or the Interests is or, upon Closing, will be subject.

           3.2.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to Buyer=s actual knowledge, threatened against Buyer.

       3.2.7 Broker's Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

           3.2.8 Lawsuits and Claims. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to the best of its knowledge, threatened, against Buyer before any governmental authority that impedes or is likely to impede Buyer=s ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by it under this Agreement.

        3.2.9 Securities Laws. Buyer has complied with all federal and state securities laws applicable to the purchase and sale of the Interests and will comply with such laws if it subsequently disposes of all or any part of the Interests.

     3.3 Notice of Changes. Seller and Buyer will each give the other prompt written notice of any matter materially affecting any of their representations or warranties under this Article 3 or rendering any such warranty or representation materially untrue or inaccurate or if it is reasonably anticipated that a party will be unable to perform or comply with any covenant or agreement contained in this Agreement.


ARTICLE 4.     TITLE WARRANTY; DISCLAIMER OF WARRANTIES

   4.1 Special Warranty of Title; Encumbrances. SELLER CONVEYS THE INTERESTS TO BUYER WITHOUT WARRANTY OF TITLE, EXPRESS, STATUTORY, OR IMPLIED,
     EXCEPT THAT SELLER SPECIALLY WARRANTS AND AGREES TO DEFEND TITLE TO THE INTERESTS IT CONVEYS TO BUYER AGAINST THE CLAIMS, ENCUMBRANCES AND
     DEMANDS OF ALL PERSONS CLAIMING TITLE TO THE INTERESTS BY, THROUGH, OR UNDER SELLER BUT NOT OTHERWISE.

   4.2 Condition and Fitness of the Interests. Except as set forth in Article 3 and Section 4.1 of this Agreement, SELLER CONVEYS THE INTERESTS TO
     BUYER WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR
     REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE INTERESTS, OR (ii) THE FITNESS OF
     THE INTERESTS FOR A PARTICULAR PURPOSE. BUYER HAS INSPECTED, OR BEFORE CLOSING WILL INSPECT OR WILL HAVE BEEN GIVEN THE OPPORTUNITY TO INSPECT, THE INTERESTS FOR ALL PURPOSES, INCLUDING WITHOUT LIMITATION FOR THE PURPOSE OF DETECTING THE PRESENCE OF NATURALLY OCCURRING RADIOACTIVE MATERIALS (ANORM@) AND MAN MADE MATERIAL FIBERS ("MMMF") AND, EXCEPT
     WITH RESPECT TO ANY ADVERSE ENVIRONMENTAL CONDITIONS RAISED BY BUYER PURSUANT TO SECTION 5.3.2, SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, INCLUDING BUT NOT LIMITED TO CONDITIONS RELATED
     TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES. BUYER IS RELYING SOLELY UPON THE RESULTS OF SUCH INSPECTION OF THE INTERESTS AND SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION AND
     AWITH ALL FAULTS@. SELLER DISCLAIMS ALL LIABILITY ARISING IN CONNECTION WITH THE PRESENCE OF NORM OR MMMF ON THE INTERESTS AND IF TESTS HAVE
     BEEN CONDUCTED BY SELLER FOR THE PRESENCE OF NORM OR MMMF, SELLER
     DISCLAIMS ANY WARRANTY RESPECTING THE ACCURACY OF SUCH TESTS OR RESULTS.
     4.3 Information About the Interests. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE INTERESTS;
     (ii) THE ABILITY OF THE INTERESTS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; OR (iii) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE INTERESTS.

  4.4 Subrogation of Warranties. To the extent transferable, Seller will give and grant to Buyer, its successors and assigns full power and right of substitution and subrogation in and to all covenants, indemnities and warranties (including warranties of title) by preceding owners, vendors, or others, given or made with respect to the Interests or any part thereof prior to the Closing Date of this Agreement.


ARTICLE 5.     DUE DILIGENCE REVIEW OF THE INTERESTS

  5.1 Access to Records. After execution of this Agreement, Seller shall give Buyer and its authorized representatives, during regular business hours, at Buyer's sole risk, cost and expense, access, with copying privileges, to all production, environmental, geological, engineering and other technical data and records, and to all contract, land, accounting, title, and lease records, to the extent such data and records are in Seller's possession and relate to the Interests, and to such other information relating to the Interests as Buyer may reasonably request. However, Seller shall have no obligation to provide Buyer such access to any data or information which Seller cannot legally provide Buyer because of third-party restrictions on Seller. Buyer shall keep all materials and data obtained confidential until the Closing Date. Any confidentiality agreement previously executed by Seller and Buyer with respect to the Interests will continue in force and effect until the Closing Date and for as long thereafter as provided in the confidentiality agreement. Buyer shall take all reasonable steps necessary to ensure that Buyer=s authorized representatives comply with the provisions of this Section 5.1 and any confidentiality agreement in effect. Upon termination of this Agreement without Closing, Buyer shall return to Seller any and all materials and data relating to any properties not purchased at Closing and shall destroy any and all of Buyer's notes and work papers derived therefrom in accordance with the terms of said confidentiality agreement.
  5.2 Physical and Environmental Inspection. Buyer may engage an environmental consultant approved by Seller (the AEnvironmental Expert@) to perform a physical inspection of the Leases and Equipment. Seller will permit
     Buyer and the Environmental Expert reasonable physical access to the Leases and Equipment at times approved by Seller and at Buyer's sole cost, risk and expense for the purposes of inspecting the same, conducting such tests, examinations, investigations and assessments as may be reasonable and necessary or appropriate to evaluate the physical and environmental condition of the Leases and Equipment. Buyer shall repair any damage to the Interests resulting from the inspection of Buyer and/or the Environmental Expert and shall defend and indemnify
     Seller and Seller=s affiliates, partners, members, shareholders, directors, officers, agents, representatives, consultants, advisers, successors and assigns (collectively, the ASeller Indemnified Group@) from any and all Claims (as hereinafter defined) arising from Buyer and/or the Environmental Expert inspecting and observing the Interests, including, without limitation, (i) Claims for personal injury to or death of employees of Buyer or the Environmental Expert, their agents, contractors, subcontractors or invitees and/or damage to the property of Buyer or the Environmental Expert or others acting on behalf of Buyer or Environmental Expert, REGARDLESS OF WHETHER SUCH CLAIMS ARE CAUSED BY
     THE CONCURRENT NEGLIGENCE OF SELLER OR THE CONDITION OF THE INTERESTS, and (ii) Claims for personal injury to or death of employees of Seller or third parties and damage to the property of Seller or third parties, to the extent caused by the negligence, gross negligence or willful misconduct of Buyer or Environmental Expert. As used in this Agreement, the term AClaims@ means any and all losses, liabilities, damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments, including, without limitation, reasonable attorneys fees, court costs, and other reasonable costs of litigation resulting from the defense of any claim or cause of action within the scope of the indemnities in this Agreement for (i) breaches of contract; (ii) loss or damage to property, injury to or death of persons, and other tortious injury; and (iii) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity.

     5.3   Environmental Assessment.

        5.3.1 Inspection and Test Results. Buyer agrees to provide to Seller a copy of any and all environmental inspections and assessments of Buyer or the Environmental Expert, including, without limitation, all written reports, data and conclusions. Buyer and Seller shall keep any and all data or information acquired by all such examinations and results of all analysis of such data and information strictly confidential and shall not disclose same to any person or agency without the prior written approval of the other Party, unless necessary in connection with any pending litigation or required to do so by applicable law or by the order of a Court or regulatory agency. Notwithstanding the foregoing, Buyer may disclose the results of any such environmental inspections and assessments to its employees, agents and representatives that have a need to review same in order to conclude the necessary environmental review and assessment under this Agreement, provided that Buyer hereby agrees to enter into agreements with such employees, agents and representatives, including the Environmental Expert, binding such persons to the same confidentiality obligations as are contained herein. The foregoing obligation of confidentiality shall survive for five (5) years after the Closing and will survive for five (5) years after the termination of this Agreement without closing.

       5.3.2 Notice of Environmental Conditions. Prior to Closing, the Buyer shall review the inspection and testing results for the Interests and determine, based on those results, if any adverse environmental conditions (the AEnvironmental Conditions@) exist or may exist with respect to the Interests. No later than three
           (3) business days before Closing, Buyer shall notify Seller in writing of any Environmental Conditions, and the estimated value of such Environmental Conditions. The value of the Environmental Conditions for purposes of Section 5.3.3 shall be the Buyer=s estimated amount of all costs and Claims associated with the existence, remediation or correction of the Environmental Conditions.

           5.3.3    Rights and Remedies for Environmental Conditions.

               (i) The rights and remedies of the Parties with respect to the Environmental Conditions are as follows:

                    (a) Seller, at its sole option, may elect to remediate some or all of the Environmental Conditions. If
                    Seller elects to remediate any of the Environmental Conditions, the affected Interests shall be removed from the transaction, the Sale Price shall be reduced by the Allocated Value of the Interests removed from the transaction, and the Parties shall proceed to Closing as to the remaining Interests. If Seller completes such remediation to the reasonable satisfaction of Buyer prior to the expiration of three
                    (3) months after the Closing Date, (i) Seller shall convey the affected Interests to Buyer, (ii) Buyer shall pay to Seller the Allocated Value for such remediated Interests, and (iii) Seller shall have no further liability to Buyer for the remediated Environmental Conditions, including, but not limited to, any adjustment to the Sale Price. In the event Seller is unable to cure the Environmental Conditions to the reasonable satisfaction of Buyer within said three month period, Seller shall retain the affected Interests and Buyer shall have no further obligation with respect to such retained Interests.

                    (b) If Seller elects not to remediate one or more Environmental Conditions, the Sale Price shall be reduced by the collective value of such non-remediated Environmental Conditions, the Parties shall proceed to Closing on all such Interests, and Seller shall have no further liability to Buyer with respect to such non-remediated Environmental Conditions.

                    (c) If an Environmental Condition which is significant in nature has been identified pursuant to Section 5.3.1 and notice thereof has been timely provided pursuant to Section 5.3.2 but for which the Parties, acting in good faith, have been unable to assess a value in whole or in part, Seller may elect to remediate such Environmental Condition pursuant to subsection (a) of this Section 5.3.3. If Seller elects not to attempt remediation procedures, either Party may remove the Interest effected by such Environmental Condition from this transaction, the Sale Price shall be reduced by the Allocated Value of the Interests removed from the transaction, and the Parties shall proceed with Closing as to the remaining Interests.

               (ii) Except as otherwise set forth in this Section 5.3.3, Buyer at Closing will assume all environmental obligations with respect to the Interests, as provided in and subject to
               Section 8.2.

     5.4   Preferential Rights and Consents to Assign.

           5.4.1    Notices to Holders.

               (i) Attached hereto as Exhibit K and made a part hereof for all purposes is a list of the Interests subject to third party preferential purchase rights, rights of first refusal, or similar rights (collectively, "Preferential Rights"), or third party consents to assign, lessor's approvals or similar rights (collectively, "Consents"). Promptly following the execution of this Agreement, Seller shall use reasonable efforts to 1. notify the holders of the Preferential Rights and Consents that it intends to transfer the Interests to Buyer, 2. provide them with any information about the transfer of the Interests to which they are contractually entitled, and 3. in the case of Consents, ask the holders of the Consents to consent to the assignment of the affected Interests to Buyer.

               (ii) Seller shall promptly notify Buyer whether (a) any Preferential Rights are exercised, waived or deemed waived,
               (b) any Consents are denied, or (c) the requisite time periods have elapsed without any Preferential Rights being exercised or Consents being received.

        5.4.2 Remedies Before Closing. If Seller is unable before Closing to obtain the required Consents (other than Consents ordinarily obtained after closing and Consents on hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements) and waivers of all Preferential Rights, then:

               (i) Seller and Buyer by agreement may proceed with Closing as to the Interests affected by the unwaived Preferential Rights or unobtained Consents, subject to the further obligations of Seller and Buyer set forth in Section 5.4.3 in the event that such Preferential Rights are validly exercised or such Consents are ultimately denied after Closing;

               (ii) Either Seller or Buyer may exclude the affected portion of the Interests from the transaction under this Agreement, adjust the Sale Price by the Allocated Value of the excluded Interests, and proceed with Closing as to the rest of the Interests; or
               (iii) If neither of the remedies set forth in subparts (i) and (ii) of this Section 5.4.2 is exercised, Seller or Buyer may exercise the termination rights set forth in Article 6.

           5.4.3    Remedies After Closing.

               (i) Preferential Rights. After Closing, if (a) any holder of Preferential Rights alleges improper notice of sale, or (b) Seller or Buyer discover, or any third party alleges, the existence of additional Preferential Rights, Seller and Buyer will attempt to obtain waivers of those discovered or alleged Preferential Rights. If Seller and Buyer are unable to obtain waivers of such Preferential Rights, or the third party ultimately establishes and exercises its rights, and such exercise denies the Interests to Buyer, then Buyer and Seller will rescind the assignment of the affected Interests under this Agreement, after which Seller shall pay Buyer the Allocated Value of the affected Interests, and Buyer shall immediately reassign the affected Interests to the Seller.

               (ii) Consents. After Closing, if Seller or Buyer discover, or any third party alleges, the existence of additional Consents, Seller and Buyer will attempt to obtain waivers of those discovered or alleged Consents. If Seller and Buyer are unable to obtain waivers of such Consents (other than Consents on Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements), and such unwaived Consents deny the affected Interests to Buyer, then Seller and Buyer will rescind the assignment of the affected Interests under this Agreement, after which Seller shall pay Buyer the Allocated Value of the affected Interests, and Buyer shall immediately reassign the affected Interests to the Seller. Rescission of the assignment of the affected Interests and receipt of the Allocated Value of the affected Interests shall be Buyer's sole remedy if undiscovered or alleged Preferential Rights are exercised or Consents are denied after Closing.

     5.5   Title Defects.

        5.5.1 Definition of Title Defect. For the purpose of this Agreement, a "Title Defect" shall mean any deficiency in the Interests or Seller's title to the Interests which results or could result in:
               (i) Seller's title, as to one or more Interests, being subject to an outstanding mortgage, deed of trust, lien or security interest;

               (ii) Seller owning less than the net revenue interest shown on Exhibit A-1 hereto or being obligated to bear a share of the costs and expenses of operation greater than the working interest shown on Exhibit A-1 hereto without a corresponding increase in net revenue interest at any time after the Effective Date during the life of the affected Interest;

               (iii) Seller's rights and interests being reduced at any time after the Effective Date during the life of the affected Interest by virtue of the exercise by a third party reversionary or back-in interest, farm-out of other than wellbore rights, or other similar right not reflected on Exhibit A1;

               (iv) any default of Seller under any Lease or other agreement which results or could result in the occurrence of
               (i), (ii), or (iii) of this Section 5.5.1; or

               (v) the restriction or termination of Buyer=s right to use an Interest as owner, lessee, licensee or permittee, as applicable.

         5.5.2 Notice of Title Defects. Upon the discovery of a Title Defect by Buyer, Buyer shall immediately notify Seller in writing. Any such notice by Buyer shall include appropriate evidence and documentation to substantiate its position and shall be delivered to Seller on or before three (3) business days prior to Closing Date (the ATitle Claim Date@). After the Title Claim Date, the Interests shall be deemed to be free of Title Defects except for those for which notice has been timely provided as set forth herein. Any Title Defect which is not disclosed to Seller on or before the Title Claim Date shall conclusively be deemed waived by Buyer for all purposes except to the extent such Title Defect may be covered by Seller=s special warranty of title contained in the conveyance document delivered pursuant to this Agreement.

       5.5.3 Right to Cure Title Defect. If Buyer notifies Seller of a Title Defect as provided in Section 5.5.2, Seller shall have the right but not the obligation to cure the Title Defect. If Seller chooses to cure a Title Defect, Seller must cure the Title
           Defect to the reasonable satisfaction of Buyer before Closing, unless the Parties otherwise agree in writing.

      5.5.4 Remedies for Uncured Title Defects. If Buyer notifies Seller of any Title Defect as provided in Section 5.5.2, and Seller refuses or is unable to cure the Title Defect before Closing, then Buyer and Seller will have the following rights and remedies with respect to the uncured Title Defects, unless the Parties otherwise agree in writing.

               (i) Buyer may waive the uncured Title Defect and proceed with Closing.

               (ii) The Parties will attempt to agree on the value of each uncured, unwaived Title Defect. If the Parties are unable to agree as to whether a Title Defect exists or the value thereof, Seller and Buyer may refer the matter to a mutually agreeable third party expert for determination. The determination of such expert shall be binding on the Parties. Seller and Buyer shall reduce the Sale Price by the value agreed upon by the Parties or determined by the expert (as applicable) of each uncured, unwaived Title Defect and proceed with Closing.

               (iii) If any uncured, unwaived Title Defect reduces the value of the affected Interest by an amount equal to or more than fifty percent (50%) of the Allocated Value of that Interest, either Seller or Buyer may exclude the affected Interest from the transaction under this Agreement, in which case Seller and Buyer will adjust the Sale Price by the Allocated Value of the excluded Interest, and proceed with Closing as to the balance of the Interests.

5.6  Casualty Losses and Government Takings.

       5.6.1 Notice of Casualty Losses and Government Takings. If, prior to the Closing Date, all or part of the Interests is damaged or destroyed by fire, flood, storm or other casualty (ACasualty
           Loss@), or is taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened (AGovernment Taking@), Seller must promptly notify Buyer in writing of the nature and extent of the Casualty Loss or Government Taking and Seller=s estimate of the cost required to repair or replace that portion of the Interests affected by the Casualty Loss or value of the Interests taken by the Government Taking.

           5.6.2 Remedies for Casualty Losses and Government Takings. With respect to each Casualty Loss to or Government Taking of the Interests, Seller and Buyer will have the following rights and remedies.

               (i) If the agreed cost to repair or replace the portion of the Interests affected by the Casualty Loss or the agreed value of the Interests taken in any Government Taking is less than twenty-five percent (25%) of the Allocated Value of the Interests affected, the Sale Price will be adjusted by the agreed cost of the Casualty Loss or the agreed value of the Interests taken by the Government Taking, and the Parties will proceed with Closing.

               (ii) If the agreed cost to repair or replace the portion of the Interests affected by the Casualty Loss or the agreed value of the Interests taken in any Government Taking equals or exceeds twenty-five percent (25%) of the Allocated Value of the Interests affected, either Seller or Buyer may exclude the affected Interest from the transaction under this Agreement, in which case Seller and Buyer will adjust the Sale Price by the Allocated Value of the excluded Interest and proceed with Closing as to the balance of the Interests.

               (iii) In addition to the remedies set forth in subparts (i) and (ii) of this Section 5.6.2, Seller and Buyer will have the termination rights in connection with Casualty Losses and Government Takings as set forth in Section 6.1.

       5.6.3 Insurance Proceeds and Settlement Payments. If Seller and Buyer adjust the Sale Price of the Interests due to a Casualty Loss or Government Taking, and proceed with Closing, Seller will be entitled to retain (i) all insurance proceeds payable to Seller with respect to any such Casualty Loss, (ii) all sums paid to Seller by third parties by reason of any such Casualty Loss, and
           (iii) all compensation paid to Seller with respect to any such Government Taking. Seller shall retain all insurance proceeds paid or payable on or after the Effective Date which relate to any Casualty Loss or Government Taking which occurred prior to the Effective Date.

         5.6.4 Exclusion of Ordinary Depreciation and Depletion. Buyer will assume all risk and loss with respect to any change, between the Effective Date and the Closing Date, in the condition of the Interests resulting from production of Hydrocarbons through normal depletion (including the watering-out or sand infiltration of any well) and the depreciation of personal property through ordinary wear and tear. None of the events or conditions set forth in this Section 5.6.4 will be considered a Casualty Loss with respect to the Interests, nor will they be cause for any other reduction in the Sale Price, or give rise to any right to terminate this Agreement.


ARTICLE 6. TERMINATION AND EFFECT OF TERMINATION.

     6.1 Right to Terminate. If, on the Closing Date, the Sale Price is to be reduced as a result of uncured Title Defects, unwaived Preferential
     Rights, unobtained Consents, Environmental Conditions and/or Casualty Losses or Government Takings by an aggregate amount equal to or greater than twenty-five percent (25%) of the total unadjusted Sale Price, either Buyer or Seller shall have the right to terminate this Agreement, and thereafter neither Party will have any further rights, duties or obligations under this Agreement. Either Party may exercise this right by notifying the other Party of its election to terminate this Agreement in writing no later than two (2) business days before the Closing Date.

     6.2 Effect of Termination. The following provisions shall apply in the event this Agreement is terminated prior to the Closing Date.

         6.2.1 Termination by Agreement. If this Agreement is terminated by the mutual agreement of the Seller and the Buyer and not as the result of the failure of either Party to perform its obligations hereunder, such termination shall be without liability of any Party to this Agreement or any shareholder, director, officer, employee, agent or representative of such party, and the Seller shall return the Earnest Money together with any interest accrued thereon to the Buyer promptly and neither Party will have any further rights, duties or obligations.

       6.2.2 Termination as a Result of Buyer=s Breach. If this Agreement is terminated as a result of Buyer=s material breach of this Agreement, then Seller shall be entitled to retain the Earnest
           Money as liquidated damages and as reimbursement for Seller's out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement. The Parties hereby acknowledge that (i) the extent of damages to Seller occasioned by such breach or default or failure to proceed by Buyer would be impossible or extremely impractical to ascertain, (ii) that the amount of the Earnest Money is a fair and reasonable estimate of such damage, and (iii) the retention by Seller of the Earnest Money hereunder shall constitute Seller=s sole remedy with respect to Buyer=s breach of this Agreement.

         6.2.3 Termination as a Result of Seller=s Breach. If this Agreement is terminated as a result of Seller=s material breach of this Agreement, then Seller shall return the Earnest Money together with any interest accrued thereon promptly, and neither Party shall have any further rights, duties or obligations under this Agreement.

           6.2.4 Termination Pursuant to Section 6.1. If this Agreement is terminated pursuant to Section 6.1 hereof, then Seller shall return the Earnest Money together with any interest accrued thereon promptly, and neither Party shall have any further rights, duties or obligations under this Agreement.

        6.2.5 Return of Data. If this Agreement is terminated, upon written request by Seller, Buyer shall return to Seller all data and other information delivered to Buyer by or on behalf of Seller in connection with the transactions contemplated in this Agreement.


ARTICLE 7. CONDITIONS OF CLOSING AND CLOSING.

     7.1 Conditions of Closing by Buyer. The obligation of Buyer to close the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions.

        7.1.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true, correct, and not misleading in all material respects, and Seller shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by Seller.

       7.1.2 Consents. Seller shall have obtained and delivered to Buyer all necessary consents for transfer of the Interests, except those which by their nature cannot be requested or obtained until after Closing.

           7.1.3 Lawsuits and Claims. No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit this transaction, or to declare the transaction illegal, or to obtain substantial damages in connection with the transaction contemplated hereby.

           7.1.4 Bank Releases. Seller shall have obtained and delivered to Buyer the fully executed Bank Releases.

       7.1.5 Guaranty. Seller shall have obtained and delivered to Buyer the guaranty of Saba Petroleum Company, a Delaware corporation and parent entity of Seller, guaranteeing all of Seller=s continuing obligations under or pursuant to this Agreement, such guaranty to be in substantially the form of guaranty attached hereto as Exhibit L and made a part hereof for all purposes (the
           AGuaranty@).


   7.2 Conditions of Closing by Seller. The obligation of Seller to close the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions.

        7.2.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true, correct, and not misleading in any and all material respects, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by Buyer.

           7.2.2 Lawsuits and Claims. No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit this transaction, or to declare this transaction illegal, or to obtain substantial damages in connection with the transaction contemplated hereby.

        7.2.3 Bonds and Insurance. Seller shall have received evidence that Buyer has in place, effective on or before the Closing Date and relating to the ownership of the Interests after the Closing
           Date (i) all necessary state, federal and local bonds, and (ii) insurance as is reasonable and customary in the industry.

   7.3 Closing. The Closing ("Closing") shall occur on June 11, 1999 at 9:00 a.m. ("Closing Date"), at the offices of Seller, or on such other date and time or at such other location as may be agreed upon by the Parties.

     7.4 Actions to Occur at Closing. At Closing the following actions shall occur.

        7.4.1 Delivery of Assignment. Seller shall execute, acknowledge and deliver an Assignment and Bill of Sale substantially in the form and substance of Exhibit M attached hereto and made a part hereof for all purposes, covering all of the Interests to be conveyed to Buyer pursuant hereto.

         7.4.2 Delivery of Bank Releases. Seller shall deliver to Buyer the fully executed Bank Releases.

        7.4.3 Delivery of Guaranty. Seller shall deliver to Buyer the fully executed Guaranty.


        7.4.4 Delivery of Sale Price. Buyer shall deliver to Seller by wire transfer the Sale Price as adjusted hereunder, subject to further adjustment after Closing as provided for herein.

         7.4.5 Change of Operatorship Forms. Seller and Buyer shall execute designation of operator forms required by applicable conservation or regulatory agencies and notices to third party working interest owners of the change of ownership.

         7.4.6 Evidence of Bonds. Buyer shall deliver to Seller evidence of its appropriate state and federal plugging bond, surety letter, or letter of credit acceptable to such authority to authorize Buyer's right to conduct operations.

       7.4.7 Possession of the Interests. Seller shall, subject to the terms of any applicable operating agreements and to the provisions hereof, deliver to Buyer exclusive possession of the Interests.

       7.4.8 Letters-in-Lieu. Seller and Buyer shall execute letters-in-lieu of transfer orders.

        7.4.9 Officer's Certificates. Each Party shall deliver to the other Party a certificate executed by a duly authorized officer of such Party certifying that the representations and warranties of such Party contained herein are true and correct as of the Closing Date.

     7.5 Post-Closing Obligations. Seller and Buyer shall have the following post-Closing obligations:

       7.5.1 Delivery of Records. Seller shall provide Buyer, promptly after Closing, at Buyer's sole expense, any and all original maps, reports and other written material relating to the Interests, including without limitation, lease files, property records, contract files, operations files, copies of tax and accounting records and files (other than Seller=s income tax returns), well files, core analyses and hydrocarbon analyses, well logs, mud logs, core data, field studies, seismic, digital data
           (geographics data set) geological, geochemical or geophysical data or interpretations thereof ("Records"); however, Seller shall have no obligation to provide Buyer any such data or information which Seller cannot legally provide Buyer because of third-party restrictions on Seller. Buyer agrees to maintain the Records and allow Seller reasonable access thereto for a period of six (6) years after Closing.

       7.5.2 Recording and Filing. Buyer, within thirty (30) days after the Closing Date, shall (i) record all assignments, conveyances and other instruments that must be recorded to effectuate the transfer of the Interests, (ii) file for approval with the applicable governmental agencies all state and federal transfer and assignment documents for the Interests, and (iii) file with the applicable government agencies all applications and other documents required for the transfer of permits and operatorship of the Interests. Buyer shall provide Seller a recorded copy of each assignment, conveyance and other recorded instrument, and approved copies of the state and federal transfer and assignment documents, if any, as soon as they are available.

           7.5.3 Change of Operator Requirements. Buyer shall comply with all applicable laws, ordinances, rules and regulations, orders, terms of permits and authorizations of any governmental body which may have jurisdiction with respect to the Interests to be transferred hereunder (including, without limitation, the filing with such governmental bodies of any and all compliance reports, notices, or other compliance documents which are due after the Closing Date regardless of the period covered by such reports, notices or documents) and shall promptly obtain and maintain all permits and bonds required by public authorities in connection with the Interests.

           7.5.4 Further Assurances. Seller and Buyer agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably necessary to effectuate the purposes of this Agreement.


ARTICLE 8. ASSUMED RIGHTS AND OBLIGATIONS AND INDEMNITIES.

8.1  Condition of the Interests.

           8.1.1 Oil and Gas Activities. The Interests have been used for exploring, developing, producing, treating and transporting oil and gas. Spills of wastes, crude oil, produced water, hazardous substances and other materials may have occurred in the past on the Leases or in connection with the Interests. There is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines and other equipment on or underneath the property subject to the Interests. Except as otherwise provided in this Agreement, it is the intent of Buyer and Seller that all liability associated with the above matters as well as any liability to plug or replug any and all wells located on the Leases in accordance with the applicable rules, regulations and requirements of governmental agencies be passed to the Buyer at Closing and that Buyer shall assume all liability for such matters and all Claims related thereto.

       8.1.2 NORM. The Interests may contain asbestos, hazardous substances, or NORM. NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms;
           wells, materials and equipment located on the Leases or included in the Interests may contain NORM, and NORM containing material may have been buried or otherwise disposed of on the Leases.
           Special procedures may be required for remediating, removing, transporting and disposing of asbestos, NORM, hazardous substances and other materials from the Interests, and, except as otherwise provided in this Agreement, Buyer assumes all liability for any assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with the applicable rules, regulations and requirements of governmental agencies.

  8.2 Assumption of Obligations by Buyer. Buyer shall, at Closing, assume and be responsible for and comply with all duties and obligations of Seller, express or implied, arising on or after the Effective Time, with respect to the Interests, including, without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statue or rule, regulation or order of any governmental authority, (specifically including, without limitation, any governmental request or requirement to plug, re-plug and/or abandon any well of whatsoever type, status or classification, remove all equipment and facilities, including but not limited to pipelines, pipeline laterals, and flowlines and any such request or requirement to remove any and all platforms and restore the site whether such obligation arose before, on or after the Effective Time, or take any clean-up or other action with respect to the property or premises, including hazardous waste cleanup costs under the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901-6991 (ARCRA@), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601-9675 (ACERCLA@), The Clean Water Act (33 U.S.C. & 466 et. seq.),
     The Safe Drinking Water Act (14 U.S.C. & 1401-1450), The Hazardous Materials Transportation Act (49 U.S.C. & 1401-7401 et. seq.) as amended, The Clean Air Act amendments of 1990, or similar laws, rules or regulations), excluding, however, any and all duties and obligations arising from or relating to (i) contractual obligations of Seller with respect to the Interests attributable to periods of time prior to the Effective Date including, without limitation, the obligation to fully and timely pay royalties (excluding, however, specific amounts by which the Sale Price is reduced pursuant to sub-Sections 2.2.3(iii), (iv), (v) and (vi) hereof), (ii) the gross negligence or willful misconduct of Seller during the Interim Period and (iii) the disposal offsite from the Interests prior to the Closing Date of any hazardous substances, wastes, materials and products generated by or used in connection with the operation of the Interests.

     8.3 Retention of Liabilities by Seller. Seller hereby retains and shall remain liable and responsible for any and all duties and obligations arising from or relating to (i) contractual obligations of Seller with respect to the Interests attributable to periods of time prior to the Effective Date including, without limitation, (y) the obligation to fully and timely pay royalties and (z) all such duties and obligations reflected in Exhibits to this Agreement (excluding, however specific amounts by which the Sale Price is reduced pursuant to sub-Sections 2.2.3(iii), (iv), (v) and (vi) hereof), (ii) the gross negligence or willful misconduct of Seller during the Interim Period, and (iii) the disposal offsite from the Interests prior to the Closing Date of any hazardous substances, wastes, materials and products generated by or used in connection with the operation of the Interests.

     8.4 General Indemnification by Buyer. Buyer shall defend, indemnify and hold the Seller Indemnified Group harmless from and against any and all Claims for personal injury, death or damage to property or to the environment, or for any other relief, arising directly or indirectly from, or incident to (i) the use, occupation, operation, maintenance or abandonment of any of the Interests, or condition of the property or premises, whether latent or patent, and whether asserted against Buyer and/or any member of the Seller Indemnified Group after the Effective Date, whether or not any such Claims result from conditions, actions or inactions at or before the Effective Time; (ii) Seller=s operation of the Interests under Article 10 (if applicable), except to the extent caused by Seller=s gross negligence or willful misconduct; (iii) all obligations assumed by Buyer pursuant to this Article 8 or Section 9.5;
     (iv) any obligations for broker=s fees incurred by Buyer in connection with its purchase of the Interests; (v) any violation by Buyer of state or federal securities laws, or Buyer=s dealings with its partners, investors, financial institutions and other third parties in connection with the transactions contemplated under this Agreement; (vi) Buyer=s operation of any Interest that is reconveyed or reassigned to Seller pursuant to Section 5.4.3(ii) due to failure to obtain requisite
     Consents, and (vii) the specific amounts by which the Sale Price is reduced pursuant to sub-Sections 2.2.3(iii), (iv), (v) and (vi) hereof, excluding, however, any and all such Claims arising from or relating to
     (i) contractual obligations of Seller with respect to the Interests and attributable to periods of time prior to the Effective Date including, without limitation, the obligation to fully and timely pay royalties (excluding, however, the specific amounts by which the Sale Price is reduced pursuant to sub-Sections 2.2.3(iii), (iv), (v) and (vi) hereof),
     (ii) the gross negligence or willful misconduct of Seller during the Interim Period, and (iii) the disposal offsite from said Interests prior to the Closing Date of any hazardous substances, wastes, materials and products generated by or used in connection with the operation of the Interests. With respect to any Claim Buyer may be obligated to defend pursuant to Buyer=s indemnification obligations contained in this Agreement, Seller shall have the right, but not the obligation, to participate fully in the defense of the Claim.

   8.5 Indemnification by Seller. Seller shall defend, indemnify and hold the Buyer and Buyer=s affiliates, partners, members, shareholders, directors, officers, agents, representatives, consultants, advisers, successors and assigns (collectively, the ABuyer Indemnified Group@) harmless from and against any and all Claims for personal injury, death or damage to property or to the environment, or for any other relief, arising directly or indirectly from, or incident to, (i) contractual obligations of Seller with respect to the Interests attributable to periods of time prior to the Effective Date including, without limitation, (y) the obligation to fully and timely pay royalties and (z) all such duties and obligations reflected in Exhibits to this Agreement (excluding, however, the specific amounts by which the Sale Price is reduced pursuant to sub-Sections 2.2.3(iii), (iv), (v) and (vi) hereof),
     (ii) the gross negligence or willful misconduct of Seller during the Interim Period, (iii) the disposal offsite from said Interests prior to the Closing Date of any hazardous substances, wastes, materials and products generated by or used in connection with the operation of the Interests, and (iv) any obligations for broker=s fees incurred by Seller in connection with its sale of the Interests. With respect to any Claim Seller may be obligated to defend pursuant to Seller=s indemnification obligations contained in this Agreement, Buyer shall have the right, but not the obligation, to participate fully in the defense of the Claim.

     8.6 Environmental Indemnity and Release. Buyer releases and forever discharges the Seller Indemnified Group and Buyer agrees to defend, indemnify and hold the Seller Indemnified Group harmless from any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the physical condition of the Interests and property or any law or regulation applicable thereto, including, without limitation, CERCLA, RCRA, The Clean Water Act (33 U.S.C. & 466 et. seq.), The Safe Drinking Water Act (14 U.S.C. & 1401-1450), The Hazardous Materials Transportation Act (49 U.S.C. & 1401-7401 et. seq.) as amended, The Clean Air Act amendments of 1990, and any other applicable federal, state or local law, regardless whether or not arising during the period of, or from, or in connection with Seller's ownership or use of the Interests, excluding, however, any and all such Claims arising from or relating to duties and obligations of Seller arising from or relating to
     (i) contractual obligations of Seller with respect to the Interests attributable to periods of time prior to the Effective Date including, without limitation, the obligation to fully and timely pay royalties,
     (ii) the gross negligence or willful misconduct of Seller during the Interim Period, and (iii) the disposal offsite from said Interests prior to the Closing Date of any hazardous substances, wastes, materials and products generated by or used in connection with the operation of the Interests.

     8.7 Limitations on Liabilities. Buyer=s indemnification obligations contained in Sections 8.4 and 8.6 hereof, and Seller=s indemnification obligations contained in Section 8.5 hereof, shall continue in force and effect for the five (5) year period immediately following the Closing Date and, with respect to any indemnified Claim raised during said five year period, until final, unappealable resolution of said Claim.
     Neither Seller nor Buyer shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for (i) any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant or obligation if such breach, misrepresentation or noncompliance shall have been waived by the other party, (ii) any misrepresentation or breach of warranty if such other party had knowledge of the relevant facts at or before Closing, or (iii) any misrepresentation or breach of warranty if such other party should have known, in the exercise of reasonable diligence, of the relevant facts at or before Closing.

   8.8 Successors and Assigns. The indemnities of this Article 8 shall inure to the benefit of Buyer and Seller and the respective affiliates, partners, members, officers, directors, employees, agents, successors and assigns of each of them.

     8.9 EXCEPT AS OTHERWISE PROVIDED HEREIN, THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN ARTICLE 8 OF THIS AGREEMENT SHALL
     BE APPLICABLE WHETHER OR NOT THE CLAIMS IN QUESTION AROSE FROM THE
     GROSS, SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE SELLER AND
     ITS EMPLOYEES AND/OR AGENTS OR ANY THIRD PARTY AND REGARDLESS OF WHO MAY
     BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT, OR ANY STATUTE, RULE, OR THEORY OF LAW, INCLUDING, BUT NOT LIMITED TO, THEORIES
     OF STRICT LIABILITY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.


ARTICLE 9. TAXES AND EXPENSES.

  9.1 Recording and Transfer Expenses. Buyer shall pay all costs of recording and filing (i) the assignments delivered hereunder for the Interests,
     (ii) all state, federal and Indian transfer and assignment documents,
     (iii) all applications and other documents required for the transfer of permits and operatorship of the Interests, and (iv) all other instruments.
   9.2 Ad Valorem, Real Property and Personal Property Taxes. All Ad Valorem Taxes, Real Property Taxes, Personal Property Taxes, and similar obligations (AProperty Taxes@) on the Interests are Seller=s obligation for periods before the Effective Date and Buyer=s obligation for periods on and after the Effective Date. If Property Taxes for the current year have not been assessed and paid as of the Closing Date, (i) such taxes shall be estimated based upon the prior year=s Property Taxes, (ii) the Seller will reimburse the Buyer for its proportionate share of these estimated taxes, prorated as of the Effective Date, as a closing adjustment to the Sale Price, as provided in Section 2.2 of this Agreement, and (iii) the Buyer shall file all required reports and returns incident to the Property Taxes and pay the Property Taxes for the current tax year and subsequent periods. If Property Taxes for the current tax year have been assessed and paid as of the Closing Date, the Buyer will reimburse the Seller for its proportionate share of these taxes, prorated as of the Effective Date, as a closing adjustment to the Sale Price, as provided in Section 2.2 of this Agreement.

  9.3 Severance Taxes. Seller shall bear and pay all severance or other taxes measured by Hydrocarbon production from the Interests, or the receipt of proceeds therefrom, to the extent attributable to production from the Interests before the Effective Date. Buyers shall bear and pay all such taxes on production from the Interests on and after the Effective Date. Seller shall withhold and pay on behalf of Buyer all such taxes on production from the Interests between the Effective Date and the Closing Date, and the amount of any such payment shall be reimbursed to Seller as a closing adjustment to the Sale Price pursuant to Section 2.2 hereof. If either Party pays taxes owed by the other, upon receipt of evidence of payment the nonpaying party will reimburse the paying Party promptly for its proportionate share of such taxes.

     9.4   Tax and Financial Reporting.

        9.4.1 IRS Form 8594. If the Parties mutually agree that a filing of Form 8594 is required, the Parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the Allocated Values of the Interests.

       9.4.2 Financial Reporting. Seller and Buyer agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with tax and financial reporting requirements and audits.

  9.5 Sales and Use Taxes. Buyer shall be responsible for all sales, use and similar taxes applicable to the transfer of the Interests. If Seller is required to pay such sales, use or similar taxes on behalf of Buyer, Buyer will reimburse Seller at Closing for all sale and use taxes due and payable on the transfer of the Interests to Buyer. Buyer shall indemnify Seller and hold Seller harmless from any liability, including, without limitation, penalties, interest and attorneys= fees, arising out of Buyer=s failure to pay Seller at Closing the amount equal to all state and local sales and use taxes payable by Seller on the transfer of ownership of any tangible personal property.

     9.6 Income Taxes. Each Party shall be responsible for its own state and federal income taxes, if any, as may result from this transaction.

  9.7 Incidental Expenses. Each Party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants= fees, attorneys= fees, accountants= fees, and other similar costs and expenses.


ARTICLE 10.    OPERATIONS DURING THE TRANSITION PERIOD.

   10.1 Operations by Seller. Seller shall continue to operate that portion of the Interests for which Seller is the operator during the period between the Effective Date and 7:00 a.m., local time where the Interests are located, on the Closing Date, or such other date as Seller and Buyer may agree in writing or may be required by the applicable operating agreement (the AInterim Period@). However, Seller will have no obligation to operate any portion of the Interests after the Interim Period. Seller shall operate the Interests during the Interim Period in a prudent manner consistent with generally accepted industry practices and standards, applicable laws and regulations, and all applicable lease and operating agreements and other applicable agreements. Transfer of operations for the Interests is controlled by the applicable operating agreements and governmental regulatory requirements. Seller shall use its good faith efforts to assist Buyer in becoming operator of those Interests currently operated by Seller but shall in no event be required to expend funds in connection therewith.

   10.2 Buyer=s Approval. In conducting operations during the Interim Period, Seller shall, except for emergency action taken in the face of serious risk of life, property or the environment, (i) obtain Buyer=s prior written approval of all expenditures and proposed contracts and agreements, or amendments to existing contracts and agreements relating to the Interests that involve individual commitments of more than $25,000.00 which approval shall not be unreasonably withheld; (ii) consult with and advise Buyer regarding all material matters concerning the operation, management and administration of the Interests; and (iii) obtain Buyer=s written approval before voting under any operating, unit, joint venture or similar agreement which approval shall not be unreasonably withheld. Seller shall notify Buyer of any emergency action taken, and to the extent reasonably practicable, obtain Buyer=s prior approval of such actions. However, except for emergency action that must be taken in the face of serious risk of life, property or environment, Seller will have no obligation to undertake any actions with respect to the Interests that are not required in the course of the normal operation of the Interests.

     10.3 Compensation of Seller. Buyer will pay Seller, as provided under the applicable operating agreement, for Buyer=s working interest share of all operating expenses and other expenditures paid by Seller in connection with the operation of the Interests during the Interim
     Period, including overhead charges at the rate specified in the applicable operating agreement. Seller will have no obligation to make capital expenditures or extraordinary operating expenditures in connection with the Interests during the Interim Period. Additionally, Seller may require Buyer to prepay on a monthly basis any and all expenses that Seller estimates it will pay in connection with the operation of the Interests. If Buyer is ultimately selected as operator of the Interests, Buyer will additionally reimburse Seller for the amounts of any unpaid operating expenses and capital expenditures of other working interests owners paid by Seller and attributable to operations during the Interim Period. Seller will be entitled to retain any overhead payments received from other working interest owners and attributable to operations during the Interim Period.


ARTICLE 11.    MISCELLANEOUS.

  11.1 Notices. All communications required or permitted under this Agreement shall be in writing and any communications or delivery hereunder shall be deemed to have been fully made if actually delivered, or if mailed by registered or certified mail, postage prepaid or by facsimile transmission, to the address set forth below:

               SELLER

               SABA ENERGY OF TEXAS, INC.
               1603 Southeast 19th Street
               Suite 202
               Edmond, OK  73013
               Attention: Randeep S. Grewal
               Phone: 405.340.3600
               Fax: 405.340.3691

with a copy to:

Susan M. Whalen
650 Fifth Avenue
Suite 1501
New York, NY  10211
Phone: 212.218.4680
Fax: 212.218.4679

               BUYER

               ENERVEST ENERGY, L.P.
c/o EnerVest Management Company, L.C.
1001 Fannin, Suite 1111
Houston, Texas 77002
Attention: John B. Walker
Phone: 713.659.3500
Fax: 713.659.3556

with a copy to:

Fabene Welch Talbot
Haynes and Boone, LLP
1000 Louisiana
Suite 4300
Houston, TX 77002
Phone: 713.547.2004
Fax: 713.236.5578

     11.2 Further Assurance. After Closing, each of the Parties shall execute, acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement. However, Buyer shall assume all responsibility for notifying the purchaser of oil and gas production from the Interests, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, of the change of ownership of the Interests. Buyer shall take all actions necessary to effectuate the transfer of such payments to Buyer. After final settlement has been made in accordance with Section 2.3, additional proceeds received by or expenses paid by either Buyer or Seller on behalf of the other Party shall be settled by invoicing such Party for expenses paid or remitting to such other Party any proceeds received.

   11.3 Removal of Signs. Seller may either remove its name and signs from the Seller-operated Interests or require Buyer to do so. Buyer grants
     Seller a right of access to the Interests to remove Seller's signs and name from all wells, facilities and Leases, or to confirm that Buyer has done so. If Seller's name or signs remain on the Interests after Closing, Buyer will promptly, but no later than required by applicable rules and regulations or thirty (30) days after Closing, whichever is earlier, remove all remaining signs and references to Seller and erect or install signs complying with applicable rules and regulations, including signs showing the Buyer as Operator of the Interests as operated by Seller.

     11.4 Securities Laws. The solicitation of offers and the sale of the Interests by Seller have not been registered under any securities laws. Buyer represents that at no time has it been presented with or solicited by or through any public promotion or any form of advertising in connection with this transaction. Buyer represents that it intends to acquire the Interests for its own benefit and account and that it is not acquiring the Interests with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Interests or fractional, undivided interests, it will do so in compliance with applicable federal and state securities laws.

  11.5 Due Diligence. Buyer represents that it has performed, or will perform prior to Closing, sufficient review and due diligence with respect to the Interests, which includes reviewing well-data, title, and other files, and performing necessary evaluations, assessments, and other tasks involved in evaluating the Interests, to satisfy its requirements completely and to enable it to make an informed decision to acquire the Interests under the terms of this Agreement.

  11.6  Material Factor.   Buyer acknowledges that Buyer's representations under
     Sections 11.4 and 11.5 are a material inducement to Seller to enter into this Agreement with, and close the sale to, Buyer.

  11.7 Press Release. There shall be no press release or public communication concerning this purchase and sale by either Party, except as required by law, rule, regulation or order or with the consent of the Party not originating said release or communication. The Parties will endeavor to consult each other in a timely manner on all press releases required by law.

     11.8 Entire Agreement. This instrument and the exhibits hereto state the entire agreement between the Parties and may be supplemented, altered, amended, modified or revoked by writing only, signed by all Parties.
     This Agreement supersedes any prior agreements between the Parties concerning sale of the Interests, except that any confidentiality agreement shall continue as provided in Section 5.1 hereof. The headings are for guidance only and shall have no significance in the interpretations of this Agreement.

  11.9 Assignability. This Agreement and the rights and obligations hereunder shall not be assignable or delegable by either Party hereto without the prior written consent of the other Party. This Agreement shall inure to the benefit of the Parties and their respective successors and permitted assigns.

     11.10 Survival. Except with respect to the representations contained in Sections 3.1.11 through 3.1.17 and unless otherwise expressly limited herein, all of the representations, warranties, and agreements of or by the Parties hereto shall survive the execution and delivery of the Assignment and Bill of Sale. The representations contained in Section
     3.1.11 through 3.1.17 shall terminate at Closing.

  11.11 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

   11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

     11.13 Governing Law. This Agreement is governed by and must be construed according to the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction.

   11.14 Dispute Resolution. If a dispute arises between the Parties under this Agreement, other than a dispute relating to an Environmental Condition which shall be resolved pursuant to Section 5.3.3, and cannot be resolved by negotiation, the Parties agree to submit the dispute to mediation before resorting to litigation. Either Party may request mediation of a dispute by sending a written request to the other Party.
     If either Party requests mediation of a dispute, the Parties agree to choose a mutually acceptable mediator, promptly begin mediation of the dispute, and share the costs of all mediation services equally. Each
     Party agrees to have present at all mediation conferences at least one individual who has authority to settle the dispute. Notwithstanding this agreement to mediate disputes, either Party may file a complaint for statute of limitation or venue reasons, or seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such protective action, the Parties will continue to try to resolve the dispute by negotiation or mediation.

     11.15 Production Imbalances. The Sale Price does not take into account any gas imbalances attributable to the Interests as of the Effective Date.
     Set forth in Exhibit N attached hereto and made a part hereof for all purposes is a listing of all gas imbalance volumes measured in mcf and the aggregate net volume of overproduction or underproduction, as applicable, attributable to the Interests as of the Effective Date. At Closing, the Purchase Price shall be adjusted, upward or downward, as appropriate, to reflect the value of said aggregate net volume of overproduction or underproduction as said volume may be adjusted prior to Closing in accordance with each Party=s due diligence investigation.
     The value of said aggregate net volume of overproduction or underproduction, as applicable, shall be the product obtained by multiplying $1.00 by the volume of such aggregate net overproduction or underproduction measured in mcf. The Parties acknowledge that the imbalances assumed at Closing may be incorrect, and Buyer agrees that the Sale Price will not be adjusted, irrespective of any actual variance(s) from the assumed imbalances that may exist. Buyer will be solely responsible for any liability and solely entitled to any benefit from production imbalances relating to the Interests from and after the Closing Date.

     11.16 Exhibits. In the event of a conflict between the provisions of the Exhibits attached to this Agreement and the foregoing provisions of this Agreement, the provisions of this Agreement shall take precedence. The omission of certain provisions of this Agreement from any conveyance delivered pursuant hereto does not constitute a conflict between this Agreement and said conveyance document and will not effect a merger of the omitted provisions.

   11.17 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party hereto may, only by an instrument in writing, waive compliance by the other Party hereto with any term or provision of this Agreement on the part of such other Party hereto to be performed or complied with. The waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.


BUYER ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT IN ITS ENTIRETY, AND
THAT IT UNDERSTANDS ALL THE PROVISIONS SET FORTH THEREIN, INCLUDING, BUT NOT LIMITED TO, THOSE PROVISIONS LOCATED IN ARTICLE 8 WHEREIN BUYER AGREES TO INDEMNIFY SELLER IN CERTAIN CIRCUMSTANCES EVEN THOUGH THE LOSSES, COSTS, EXPENSES AND/OR DAMAGES MAY HAVE BEEN CAUSED BY THE GROSS, SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE SELLER, ITS EMPLOYEES, OR ANY THIRD PARTY AND EVEN THOUGH THE SELLER MAY BE RESPONSIBLE FOR SUCH LOSSES, COSTS, EXPENSES AND/OR DAMAGES UNDER ANY THEORY OF LAW, INCLUDING BUT NOT LIMITED TO STRICT LIABILITY.

EXECUTED as of the date first above mentioned.

SELLER:

SABA ENERGY OF TEXAS, INC.



By:
Randeep S. Grewal
Chief Executive Officer

BUYER:

ENERVEST ENERGY, L.P.

By:  EnerVest  Management Company, L.C.,
Managing General Partner


By:
John B. Walker
President and Chief Executive Officer










                  PURCHASE AND SALE AGREEMENT

                            BETWEEN

                   SABA ENERGY OF TEXAS, INC.

                              AND



                     ENERVEST ENERGY, L.P.




                             DATED



                         April 21, 1999







                                                       TABLE OF CONTENTS

                                                                   Page No.


     ARTICLE 1.                             PROPERTY DESCRIPTION . . . . . . .1
     1.1                                          The Interests. . . . . .1
           1.2 Ownership of Production from the Interests Prior to the
         Effective
           Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
           1.3 Ownership of Production from the Interests After the Effective
           Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

     ARTICLE 2.  CONSIDERATION. . . . . . . . . . . . . . . . . . . . . . 4
           2.1                                Sale Price . . . . . . .4
                    2.1.1                 Amount Due at Closing . . . . . . 4
                    2.1.2                  Allocated Values. . . . . . .4
                    2.1.3                       Earnest Money . . . . . 4
                    2.1.4    Identification of Acquisition Funds . . . . . . .5
           2.2                          Adjustments at Closing . . . . . .5
                    2.2.1         Preliminary Settlement Statement. . . . . . 5
                    2.2.2                Upward Adjustments. . . . . .5
                    2.2.3               Downward Adjustments. . . . . . . 6
           2.3                     Adjustments After Closing. . . . . . . 7
                    2.3.1          Final Settlement Statement. . . . . . .7
                    2.3.2    Payment of Post-Closing Adjustments . . . . . . .7
                    2.3.3        Resolution of Disputed Items. . . . . .7
           2.4                       Payment Method . . . . . . . 8
           2.5                     Principles of Accounting . . . . . . . 8
     ARTICLE 3.              REPRESENTATIONS AND WARRANTIES . . . . . . .8
           3.1                   Seller's Representations . . . . . . . 8
                    3.1.1              Corporate Authority . . . . . . . 8
                    3.1.2              Requisite Approvals . . . . . . . 8
                    3.1.3            Validity of Obligation. . . . . . 8
          3.1.4  No Violation of Contractual Restrictions. . . . . . . 9
        3.1.5      No Violation of Other Legal Restrictions. . . . . . . 9
          3.1.6                            Bankruptcy. . . . . . . 9
                    3.1.7                Broker's Fees . . . . . 9
                    3.1.8             Lawsuits and Claims . . . . . . . 9
                    3.1.9                          Permits . . . . . .9
                    3.1.10                   Tax Partnerships. . . . . . 10
                    3.1.11      Operations and Expenditures.. . . . . 10
                    3.1.12          Prepayment Contracts. . . . . . .10
                    3.1.13                      Taxes.  . . . . . 10
                    3.1.14             Call on Production. . . . . 10
                    3.1.15Status and Operation of the Leases. . . . . . . 10
                    3.1.16          Compliance with Laws. . . . . . .11
                    3.1.17       Suitability of Equipment. . . . . . . 11
                    3.1.18      Accuracy of Information Furnished . . . . .12
           3.2                      Buyer's Representations. . . . . 12
                    3.2.1              Partnership Authority . . . . . .12
                    3.2.2             Requisite Approvals . . . . . . .12
                    3.2.3            Validity of Obligation. . . . . .12
                3.2.4   No Violation of Contractual Restrictions. . . . . . .13
             3.2.       No Violation of Other Legal Restrictions. . . . . . .13
                    3.2.6                   Bankruptcy. . . . . . .13
                    3.2.7                    Broker=s Fees . . . . .13
                    3.2.8                 Lawsuits and Claims . . . . . . .13
                    3.2.9                 Securities Laws . . . . . . 13
           3.3                          Notice of Changes. . . . . .13

     ARTICLE 4.      TITLE WARRANTY; DISCLAIMER OF WARRANTIES . . . . . . 14
           4.1      Special Warranty of Title; Encumbrances. . . . . . . 14
           4.2                Condition and Fitness of the Interests . . . . .14
           4.3               Information About the Interests. . . . . . 15
           4.4                  Subrogation of Warranties. . . . . . .15

     ARTICLE 5.         DUE DILIGENCE REVIEW OF THE INTERESTS. . . . . .15
           5.1                         Access to Records. . . . . .15
           5.2           Physical and Environmental Inspection. . . . . .16
           5.3                 Environmental Assessment . . . . . . .16
                    5.3.1         Inspection and Test Results . . . . . 16
                    5.3.2    Notice of Environmental Conditions. . . . . . . 17
           5.3.3   Rights and Remedies for Environmental Conditions. . . . . 17
           5.4         Preferential Rights and Consents to Assign . . . . . 18
                  5.4.1                   Notices to Holders. . . . . 18
                    5.4.2            Remedies Before Closing . . . . .19
                    5.4.3              Remedies After Closing. . . . . .20
                         (i)         Preferential Rights. . . . . . . 20
                         (ii)                         Consents . . . . .20
           5.5                                  Title Defects. . . . . 20
                    5.5.1             Definition of Title Defect. . . . . . 20
                    5.5.2          Notice of Title Defects . . . . .21
                    5.5.3         Right to Cure Title Defect. . . . . . 21
                    5.5.4     Remedies for Uncured Title Defects. . . . . . . 22
           5.6       Casualty Losses and Government Takings.. . . . . . . 22
          5.6.1    Notice of Casualty Losses and Government Takings. . . . . 22
       5.6.2   Remedies for Casualty Losses and Government Takings . . . . . .23
           5.6.3        Insurance Proceeds and Settlement Payments. . . . . .23
          5.6.4  Exclusion of Ordinary Depreciation and Depletion. . . . . 23

     ARTICLE 6.              TERMINATION AND EFFECT OF TERMINATION. . . . . .24
           6.1                           Right to Terminate . . . . .24
           6.2                         Effect of Termination. . . . . . 24
                    6.2.1              Termination by Agreement. . . . . . . 24
       6.2.2        Termination as a Result of Buyer=s Breach . . . . . .24
              6.2.3    Termination as a Result of Seller=s Breach. . . . . .25
                    6.2.4 Termination Pursuant to Section 6.1.. . . . . . 25
                    6.2.5                Return of Data. . . . . . . 25

     ARTICLE 7.              CONDITIONS OF CLOSING AND CLOSING. . . . . 25
           7.1             Conditions of Closing by Buyer . . . . . . 25
        7.1.1  Representations, Warranties and Covenants.  . . . . . . . 25
                    7.1.2                          Consents. . . . . 25
                    7.1.3              Lawsuits and Claims . . . . . . .26
                    7.1.4                    Bank Releases . . . . .26
                    7.1.5                          Guaranty. . . . . 26
           7.2                    Conditions of Closing by Seller. . . . . . 26
             7.2.1     Representations, Warranties and Covenants . . . . . .26
                    7.2.2             Lawsuits and Claims . . . . . . .26
                    7.2.3            Bonds and Insurance . . . . . . .26
           7.3                                 Closing. . . . . .27
           7.4                         Actions to Occur at Closing. . . . . .27
                    7.4.1              Delivery of Assignment. . . . . .27
                    7.4.2         Delivery of Bank Releases . . . . . . 27
                    7.4.3          Delivery of Guaranty. . . . . . .27
                    7.4.4            Delivery of Sale Price. . . . . .27
                    7.4.5      Change of Operatorship Forms. . . . . 27
                    7.4.6                Evidence of Bonds . . . . . 27
                    7.4.7       Possession of the Interests . . . . . 27
                    7.4.8                   Letters-in-Lieu . . . . . . 27
                    7.4.9              Officer=s Certificates. . . . . .28
           7.5                    Post-Closing Obligations . . . . . . .28
                    7.5.1               Delivery of Records . . . . . . .28
                    7.5.2               Recording and Filing. . . . . . .28
                    7.5.3     Change of Operator Requirements . . . . . .28
                    7.5.4            Further Assurances. . . . . . . .29
     ARTICLE 8.     ASSUMED RIGHTS AND OBLIGATIONS AND INDEMNITIES.. . . . . .29
           8.1                  Condition of the Interests . . . . . .29
                    8.1.1                  Oil and Gas Activities. . . . . .29
                    8.1.2                           NORM. . . . . . . 29
           8.2            Assumption of Obligations by Buyer . . . . . . .30
           8.3              Retention of Liabilities by Seller . . . . . . .30
           8.4                General Indemnification by Buyer . . . . . 30
           8.5                  Indemnification by Seller. . . . . . .31
           8.6                Environmental Indemnity and Release. . . . . . .32
           8.7                 Limitations on Liabilities . . . . . .32
           8.8                       Successors and Assigns . . . . . 33

     ARTICLE 9.                             TAXES AND EXPENSES.. . . . . . . 33
           9.1                Recording and Transfer Expenses. . . . . . 33
         9.2  Ad Valorem, Real Property and Personal Property Taxes. . . . . 33
           9.3                          Severance Taxes. . . . . . .34
           9.4                    Tax and Financial Reporting. . . . . .34
                    9.4.1                       IRS Form 8594 . . . . .34
                    9.4.2               Financial Reporting . . . . . . .34
           9.5                          Sales and Use Taxes. . . . . . . 34
           9.6                                Income Taxes . . . . . 35
           9.7                         Incidental Expenses. . . . . . . 35
     ARTICLE 10.         OPERATIONS DURING THE TRANSITION PERIOD. . . . . . . 35
           10.1                     Operations by Seller . . . . . . 35
           10.2                           Buyer=s Approval . . . . . .35
           10.3                        Compensation of Seller . . . . . 36
 ARTICLE 11.                                    MISCELLANEOUS. . . . . 36
           11.1                                   Notices. . . . . .36
           11.2                             Further Assurance. . . . . .37
           11.3                             Removal of Signs . . . . . .38
           11.4                            Securities Laws. . . . . . .38
           11.5                                  Due Diligence. . . . . 38
           11.6                              Material Factor. . . . . . .38
           11.7                                 Press Release. . . . . 38
           11.8                          Entire Agreement . . . . . .Page 39
           11.9                           Assignability. . . . . Page 39
           11.10                             Survival . . . . .Page 39
           11.11                              Severability . . . . . Page 39
           11.12                        Counterparts . . . . . Page 39
           11.13                            Governing Law. . . . . Page 39
           11.14                         Dispute Resolution . . . . .Page 39
           11.15                       Production Imbalances. . . . . . Page 40
           11.16                            Exhibits . . . . .Page 40
           11.17                  Amendments and Waivers . . . . . Page 40




                             LIST OF EXHIBITS


Exhibit A-1    Description of Interests

Exhibit A-2    Description of Leases

Exhibit B Equipment

Exhibit C Easements, Rights-of Way, Licenses, Permits, etc.

Exhibit D Contracts

Exhibit E Liens, Mortgages and Other Encumbrances Affecting the Leases

Exhibit F Allocated Values

Exhibit G Suspense Accounts

Exhibit H Lawsuits and Claims

Exhibit I Unpaid Operating Costs

Exhibit J Compliance With Laws

Exhibit K Preferential Purchase Rights and Consents to Assign

Exhibit L Guaranty of Saba Petroleum Company

Exhibit M Form of Assignment, Bill of Sales and Conveyance

Exhibit N Production Imbalances